Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Completes Acquisition of EDI Holdings, Inc.

Westlake, Ohio, USA – June 14, 2012 — Nordson Corporation (Nasdaq: NDSN) today announced it has completed the acquisition of Chippewa Falls, Wisconsin-based EDI Holdings, Inc. (Extrusion Die Industries), a leading provider of slot coating and flat polymer extrusion dies for plastic processors and web converters. The completion of the transaction follows Nordson’s May 21 announcement that it had entered into an agreement to acquire EDI.

Nordson Corporation delivers precision technology solutions that help customers increase throughput, productivity and up-time, enable new products and features, and decrease material usage. The company engineers, manufactures and markets differentiated products and systems used for dispensing adhesives, , sealants, biomaterials and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson—Corp or www.facebook.com/nordson.

# # #